MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

10544 ALTON AVE NE

SEATTLE, WA  98125

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Board of Directors

FreeCook.

We consent to the use of our report dated May 14, 2018 with respect to the financial statements of FreeCook as of March 31, 2018 and the related statements of operations, shareholders’ equity and cash flows for the period from November 6, 2017 (inception) through March 31, 2018. We also consent to the reference to our firm under the caption “Experts” in the Form 10-K.

Michael Gillespie & Associates, PLLC

Seattle, Washington

June 5, 2018

/S/ Michael Gillespie & Associates, PLLC